USPB PHANTOM UNIT BONUS
COMPENSATION POLICY

Scope and Administration.  This Phantom Unit Bonus Compensation Policy (“Phantom Unit Policy”) of U.S. Premium Beef (“USPB”) is a policy for compensating USPB employees (“Employees” and each individual an “Employee”) by granting rights to share in appreciation of Class A and Class B Units.  This Phantom Unit Policy has been approved by the Board of Directors and shall be administered by the chief executive officer of USPB (“CEO”).  Each Phantom Unit constitutes a unit appreciation right under which the Employee is entitled, on exercise, to payment of the difference between the Market Value and the Strike Price of a Phantom Unit.  The CEO shall be responsible for maintaining documentation and the Strike Price and Market Price of the Phantom Units awarded to each Employee and for the determination of all adjustments and payments.  As part of the annual budgeting process, the CEO shall propose and the Board of Directors shall approve, the number of Phantom Units (Class A and Class B Units) available for awards under the Phantom Unit Policy.  The Phantom Class A and Phantom Class B Units subject to this Phantom Unit Policy are referred to as the “Phantom Units.” The Board of Directors may terminate the USPB Phantom Unit Policy prospectively at any time but may not terminate any previously awarded Phantom Units.

Guidelines.  The CEO shall administer this Phantom Unit Policy under the following guidelines.

1.          Award of Awardable Phantom Units.  From the total Phantom Unit amount approved by the Board of Directors, the CEO shall award Phantom Units (including an award of Phantom Class A Units and Phantom Class B Units) to the Employees in amounts as determined by the CEO.  Each Employee’s Phantom Unit award shall vest at the rate of one-fifth of the award (rounded to a whole number as determined by the CEO) for each full fiscal year of employment that the Employee completes after the award is made, unless the Board of Directors approves a different vesting schedule at the time of award.

2.         Payment on Exercise.

(a)           Amount Paid on Exercise.  When an Employee exercises a Phantom Unit, USPB will pay the Employee an amount equal to: the number of vested Phantom Units exercised times the difference in the “Market Price” for the Class A Units and Class B Units and the “Strike Price” for the Phantom Class A and Phantom Class B Units.  The “Market Price” is the weighted average price for the immediately preceding fiscal year of the non- conditional unit transaction prices of corresponding USPB Class A Units and Class B Units by Unitholders of USPB to unaffiliated third parties.  If USPB Class A Units and Class B Units are sold in the same transaction without designating separate prices for Class A Units and Class B Units, the price shall be allocated to Class A Units and Class B Units according to the percentage of profits and losses allocated by USPB to Class A Units and Class B Units respectively, under the USPB LLC Agreement, Section 3.6(b).  The “Strike Price” for the Phantom Units is the greater of the Market Price for the corresponding Phantom Units determined for the fiscal year prior to award of the Phantom Units or the fair market value of the Phantom Units on the date of the award determined using a reasonable valuation method that would satisfy the requirements of Treasury Regulation section 1.409A-1((b)(5)(iv), and adjusted, as required, under Section 3(c).  To determine the Market Price corresponding to a fiscal year there must be a number of qualifying transactions for both Class A Units and Class B Units equal to or greater than the total number of outstanding designated Phantom Units of the same classes.  If there are less than the required number of transactions in the prior fiscal year, then the weighted transactions from earlier fiscal years shall be used so that the Market Price is determined from a number of transactions consisting of the same number of units for each class as the total number of outstanding designated Phantom Units.

(b)          Exercise.  After an award of Phantom Units is fully vested (i.e. after completion of five fiscal years of employment after the date of the award), the Employee, by written notice to the CEO, may elect to exercise up to one-fifth of the Employee’s fully vested Phantom Units in a fiscal year.  The Employee may likewise exercise up to one-fifth of the original award in any subsequent fiscal year.  The number of Phantom Units awarded to the Employee shall be reduced by the number of Phantom Units that the Employee has exercised.  Payment of the amount under paragraph 2(a) shall be made no later than 30 days after the Employee notifies USPB of the number of Phantom Units being exercised.

(c)           Termination.  The number of vested Phantom Units remaining unexercised at the time of an Employee’s termination of employment with USPB shall be treated as exercised under (b) as follows: one-third shall be treated as exercised on the termination of employment; one-third on the first anniversary of the termination of employment; and one- third on the second anniversary of the termination of employment.  Phantom Units that are not vested on termination of employment shall lapse.

(d)          Liquidation.  If all or substantially all of the assets of USPB or the ownership interests of USPB are transferred to another party and the proceeds are distributed to USPB Unitholders or if ownership interests of USPB are transferred to another party in exchange for a distribution to USPB Unitholders, all Phantom Units shall immediately vest and Employees shall be treated as having exercised all of the Phantom Units awarded to them.  The amount paid on exercise shall be the difference between the Strike Price and an amount equal to the distribution to Unitholders of Class A Units and Class B Units on a per unit basis for the number of Phantom Units awarded to the Employee.  The amount shall be paid at the time distributions are made to the Unitholders.

3.          Anti-dilution.

(a)          Compensation For Dilution.  The Employees’ designated and vested Phantom Unit rights under the Phantom Unit Policy shall not be diluted by actions of USPB (other than certain events of Distribution Dilution during the fiscal year in which the Phantom Units are designated as described below), including transfer of assets to another entity or issuance of units such that the designated and vested Phantom Unit rights at the time of a dilution event shall be adjusted so that the Employee’s Phantom Unit rights are not diluted, provided, however, there will be USPB’s issuance of Units or distributions under the CEO Employment Agreement to CEO, issuance of additional Units at or above the Market Price, or the issuance of debt instruments or preferred units with fixed (interest like) returns shall not be considered dilution of the designated and vested Employee Phantom Unit rights.

(b)         Distribution Dilution.  If there is dilution by action of USPB that results in a cash distribution to Unitholders (other than an event described in Section 2(d), a “Distribution Dilution” shall be deemed to have occurred and each Employee with outstanding Phantom Units shall be entitled to a payment, subject to clause (iv) below, as follows:

(i)             A “Distribution Dilution” means the excess of the total amount distributed in any tax year with respect to outstanding Units (including a distribution of ownership rights in another entity) over the product of the total maximum tax rate times USPB’s income less deductions (“taxable income”) for the tax year.  The maximum tax rate will be equal to the maximum federal income tax rate plus a weighted average state income tax rate, which will be computed by multiplying the state income tax rates for each of the states in which USPB has nexus by an apportionment rate.  The apportionment rate will be calculated by dividing each state’s apportionment factor, determined by USPB’s tax advisor, by the total of the apportionment factors.  The determination of any Distribution Dilution will be made within 60 days after the taxable income for the tax year for USPB is determined in a reportable manner for USPB.

(ii)           If a Distribution Dilution occurs, each Employee shall be paid an amount with respect to the Employee’s awarded Phantom Units.  Payment shall be made within 60 days after the date of the Distribution Dilution and, with respect to unvested Phantom Units within 60 days after the unvested Phantom Units become vested Phantom Units.  The amount payable to an Employee with respect to each Phantom Unit is equal to the amount determined by subtracting the total maximum tax rate distributions from the total cash distributions made by USPB to Unitholders (“Total Dilution Amount”); then the Total Dilution Amount shall be multiplied by the percentage of profits and losses allocated to the corresponding Class A Units and Class B Units (“Unit Dilution”); then Unit Dilution shall be divided by the corresponding outstanding Class A Units and Class B Units.

(iii)          The amount payable to an Employee under this paragraph (b) shall be paid to Employee with respect to vested Phantom Units within 75 days after the taxable income of USPB for the tax year in which the Distribution Dilution occurred is determined, but in no event later than March 15 following the calendar year in which the Distribution Dilution occurred.  The amount payable to the Employee under this paragraph (b) shall be made within 60 days after the end of the calendar year in which the Phantom Units that were not vested in the year of the Distribution Dilution vest.

(iv)              There shall be no payment to Employees for a Distribution Dilution as a result of a leveraged distribution from which the proceeds are paid to Class A Unitholders and Class B Unitholders in fiscal year 2011.

(c)          Unit Dilution.  If there is dilution by action of USPB that results in the Phantom Units being diluted (other than Distribution Dilution and after taking into an account any compensation for dilution under paragraph (b) above), such as a split of USPB Units or actions that reduce the proportion of ownership of USPB that the Phantom Units would represent if the Phantom Units were Class A Units and Class B Units before and after the action, taking into account capital contributions made corresponding to the action (“Unit Dilution”); then designated and vested Phantom Units shall be increased in proportion to the amount of dilution (the increase referred to as the “Additional Units”).  If there is Unit Dilution, the “Strike Price” for all designated and vested Phantom Units shall be adjusted to be equal to the number of corresponding Phantom Units of each class prior to the Unit Dilution divided by the total number of corresponding Phantom Units after the Unit Dilution times the Strike Price prior to the Unit Dilution.  Any adjustments under this paragraph (c) shall be made in accordance with the rules under Treasury regulation section 1.409A-1(b)(5)(v)(D).

4.     Withholding.  Upon exercise of a Phantom Unit or payment under section 3 or 4(b), USPB shall withhold from the amount otherwise payable, an amount necessary to satisfy any applicable federal, state and local withholding tax requirements.